Exhibit 10.26

March 23, 2022

Nauticus Robotics Inc.

17146 Feathercraft Lane

Webster, TX 77598

Ladies and Gentlemen:

This letter (the “Agreement”) will confirm our understanding that Cowen and Company, LLC (“Cowen”) has been engaged as capital markets advisor to assist Nauticus Robotics, Inc. (the “Company”) in connection with the Company’s (or one of its affiliates) proposed business combination with Cleantech Acquisition Corp. (the “SPAC”) (the “Business Combination”).

1.	Services

In connection with its engagement, Cowen will perform the following capital markets advisory services as it may deem necessary and appropriate:

a.	familiarize itself with the business, properties and operation of each of the Company and SPAC;

b.	advise the Company with respect to investor outreach, including assisting the Company in scheduling and arranging meetings with current and potential holders of the Company’s securities;

c.	assist the Company in formulating a marketing strategy for the Business Combination and in developing procedures and a timetable therefor; and

d.	provide such other capital markets advisory services as are customary for similar transaction and as may from time to time be agreed upon by Cowen and the Company.

It is expressly understood and agreed that Cowen is not undertaking to provide any advice relating to legal, regulatory, accounting, proxy solicitation or tax matters. In furtherance thereof, the Company acknowledges and agrees that (a) it and its affiliates have relied and will continue to rely on the advice of its own legal, tax, proxy solicitation and accounting advisors and (b) neither it, nor any of its affiliates, has received, or has relied upon, the advice of Cowen or any of its affiliates regarding matters of law, taxation, proxy solicitation or accounting.

Cowen Inc. (the parent company of Cowen) and its subsidiaries and affiliates (collectively, the “Cowen Group”) is a full service securities firm engaged in various activities including securities trading, principal investing, investment management, financing, brokerage activities and financial advisory services. Members of the Cowen Group may invest and actively trade the equity and debt securities or other financial instruments (or related derivative instruments) of the Company, the SPAC, or other parties which may be the subject of the engagement contemplated by this Agreement for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities or instruments. The interests of the parties described in this paragraph may conflict with yours.

Cowen and Company, LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

T 646 562 1010

www.cowen.com

2.	Term

This Agreement shall terminate upon the earlier of: (i) consummation of the Business Combination, (ii) termination of the Business Combination, or (iii) upon either party providing 10 ten days’ written notice of termination to the other party.

3.	Fees

The Company agrees to pay Cowen as compensation for its services under this Agreement a fee of $1.75 million upon closing of the Business Combination (the “Business Combination Fee”). The Company shall also pay Cowen the Business Combination Fee if the Business Combination is consummated within twelve (12) months from the date of termination of this Agreement (the “Residual Period”). Cowen agrees that $500,000 of the Business Combination Fee shall be used to offset any fees due and payable to Cowen pursuant to Cowen’s assistance with any capital raise covered under paragraph 16 hereof.

4.	Out-of-Pocket Expenses

The Company shall, upon request and from time to time, reimburse Cowen for travel and all other reasonable out-of-pocket expenses (including the reasonable fees and disbursements of Cowen’s counsel, if any) incurred, not to exceed $20,000 in connection with the engagement.

5.	Information

The Company will furnish, or cause to be furnished, to Cowen (and will request that the SPAC furnish Cowen) such information as Cowen believes appropriate to its engagement hereunder (all such information, the “Information”), and the Company represents that all such Information will be accurate and complete in all material respects. The Company will notify Cowen promptly of any change that may be material in such Information.

The Company acknowledges that Cowen does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such Information. Cowen will assume that all financial forecasts have been reasonably prepared and reflect the best then currently available estimates and judgments of the Company’s and SPAC’s management as to the expected future financial performance of the Company and SPAC.

The Company hereby warrants that any distributed documentation describing the Company, the SPAC or the terms of the Business Combination (the “Marketing Materials”), and any other information relating to the Company or the Business Combination, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Company agrees to provide Cowen with (i) prompt notice of any material development affecting the Company or the occurrence of any event or other change known to the Company that could result in the Marketing Materials containing an untrue statement of a material fact or omitting to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, (ii) copies of any financial reports as soon as reasonably practicable and (iii) such other information concerning the business and financial condition of the Company as Cowen may from time to time reasonably request. The Company shall not use any Marketing Materials without Cowen’s prior consent.

6.	Disclosure

The Company agrees that any information or advice rendered by Cowen or its representatives in connection with this Agreement is solely for the confidential use of the Company and, except as otherwise required by applicable law, regulation or legal process, the Company will not and will not permit any third party to disclose, reproduce, disseminate, quote or otherwise refer to such advice or information in any manner without Cowen’s prior written consent.

Cowen agrees to regard and preserve as confidential all proprietary information related to the business and activities of the Company, its current owners, clients, employees, suppliers and others with whom the Company does business (the “Confidential Information”) that may be obtained by Cowen from any source or may be developed as a result of this Agreement. Cowen agrees to hold the Confidential Information in confidence for the Company and not to disclose the Confidential to any person, firm or enterprise, unless specifically authorized by the Company, for a period of one year. Information will not be considered Confidential Information to the extent that such information is currently in the possession of Cowen, is already known to be free of any restriction at the time it is obtained by Cowen, is learned from any independent third party free of any restriction, or available publicly through no fault of Cowen.. Cowen may disclose any information where disclosure is required by law.

7.	No Third Party Beneficiaries

The Company acknowledges and agrees that Cowen has been retained solely to assist the Company, and not any other person, and that the Company’s engagement of Cowen is not intended to confer rights upon any person not a party to this Agreement (including shareholders, employees or creditors of the Company) as against Cowen or its affiliates, or their respective directors, officers, employees or agents.

8.	Independent Contractor

Cowen shall act as an independent contractor under this Agreement, and any duties arising out of its engagement shall be owed solely to the Company. It is understood that Cowen’s responsibility to the Company is solely contractual in nature and Cowen does not owe the Company, or any other party, any fiduciary duty as a result of this Agreement.

9.	Indemnification; Limitation of Liability

The Company and Cowen agree to the provisions with respect to the Company’s indemnity obligations, limitation of liability provisions and related matters set forth in Schedule I, the terms of which are incorporated herein in their entirety.

10.	Amendments and Successors

This Agreement may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the Company and Cowen. The provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and Cowen.

11.	Entire Agreement

This Agreement constitutes the entire agreement between Cowen and the Company, and supersedes any prior agreements and understandings, with respect to the subject matter of this Agreement. The Company acknowledges that the execution of this Agreement or any act of Cowen under this Agreement does not constitute a commitment by Cowen or any of its affiliates to provide any type of financing or to purchase any type of securities.

12.	Interpretation

This Agreement was jointly drafted by Cowen and the Company. Any rule of law or statute or legal decision or common law principle that would require interpretation of any term or alleged ambiguity against the person or entity who drafted this Agreement does not apply and is hereby expressly waived and disclaimed by each of Cowen and the Company. Each of Cowen and the Company had access to counsel in connection with the negotiation and drafting of this Agreement.

13.	No Brokers

The Company acknowledges and agrees that there are no brokers, agents, representatives or other parties that have an interest in compensation paid or payable to Cowen hereunder.

14.	Partial Unenforceability

In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.	Publicity

The Company acknowledges that upon each of announcement and completion of a Business Combination, Cowen may, at its own expense, place an announcement in such newspapers, periodicals, social medial platforms, emails or other medium as it may choose, stating that Cowen has acted as capital markets advisor to the Company in connection with such Business Combination; provided that Cowen will observe any restrictions concerning use the Company may request, and not disclose, without the Company’s consent, the size of any transaction or proceeds the Company receives in such announcements unless such information is already publicly available. If reasonably requested by Cowen, the Company will include a reference to Cowen as its capital markets advisor in a press release or public announcement with respect to a Business Combination. From and after announcement of a Business Combination, the Company consents to Cowen’s public use or display of the Company’s logo, symbol or trademark as part of Cowen’s general marketing or promotional activities.

16.	Right of First Offer

If, during the period Cowen is retained by the Company or during the Residual Period, the Company (or its successor, as applicable) proposes to effect any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock), any debt financing, any public offering, any Rule 144A offering or any private placement of securities, the Company agrees to offer to engage Cowen (or, at Cowen’s discretion, any of its affiliates), as the Company’s financial advisor, lead manager underwriter, lead purchaser or placement agent, as the case may be, in connection with such transaction(s) on terms and conditions customary to Cowen for similar transactions; provided that, Cowen shall be offered no less than 35% of the total economics for any such capital raising assignment; provided, further, that Cowen may decline in writing such engagement in its sole and absolute discretion at such time. The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Cowen, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of Cowen’s internal committee and any other conditions that Cowen may deem appropriate for transactions of such nature.

17.	Termination

Upon termination, this Agreement shall have no further force or effect, except that the provisions concerning the Company’s obligations to Cowen and certain related persons and the limitation of liability provisions provided in Schedule I, the Company’s obligation to pay Cowen fees and expenses as described in this Agreement, the status of Cowen as an independent contractor, the limitation on to whom Cowen shall owe any duties, governing law, choice of forum, partial unenforceability, the rights of Cowen under paragraph 16 hereof, successors and assigns, partial unenforceability, interpretation, attorneys’ fees and waiver of the right to trial by jury shall survive any such termination or expiration of this Agreement.

18.	Notice

All statements, requests, notices and agreements under this Agreement shall be in writing, and shall be delivered or sent by mail, telex, facsimile transmission or email:

(a)	if to Cowen, to Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, Attention: General Counsel, Fax 646-562-1124; and

(b)	if to the Company, to Nauticus Robotics, Inc., 17146 Feathercraft Lane, Webster, TX 77598, Attention: Nicolaus Radford.

19.	Attorneys’ Fees

In the event of any dispute or litigation or other proceeding between the parties with respect to any provision of this Agreement or arising from the engagement contemplated under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party any and all of the reasonable fees and disbursements of the prevailing party’s attorney to the extent that they relate to such dispute, litigation, or other proceeding.

20.	Governing Law and Jurisdiction

This letter and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly (including any claim concerning advice provided pursuant to this Agreement), shall be governed by and construed in accordance with the laws of the State of New York. No such claim or dispute may be commenced, presented or continued in any court other than the court of the State of New York located in the City and County of New York, which court shall have exclusive jurisdiction over the adjudication of such matters, and the Company and Cowen consent to the jurisdiction of such courts and personal service. Any rights to trial by jury with respect to any claim or proceeding related to, or arising out of, this Agreement are waived by Cowen and the Company.

We are pleased to accept this engagement and look forward to working with the Company. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter, which shall thereupon constitute a binding Agreement.

Very truly yours,

COWEN AND COMPANY, LLC

By:

Agreed as of the date hereof

Nauticus Robotics, Inc.

By:	/s/ Nicolaus A. Radford
Nicolaus A. Radford

Schedule I

A.	Indemnification

The Company agrees to indemnify Cowen, each of its controlling persons and each of their respective directors, officers, employees, agents, affiliates and representatives (each of the foregoing, an “Indemnified Party”) and hold each of them harmless from and against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become subject arising in any manner out of or in connection with the letter agreement to which this Schedule I is attached (the “Letter Agreement”) or otherwise in connection with any services rendered by Cowen whether before or after the date of this Letter Agreement, unless it is finally judicially determined by a court of competent jurisdiction that the Liabilities resulted primarily from the gross negligence or willful misconduct of Cowen (other than an action or failure to act undertaken at the written request or with the written consent of the Company). The Company further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party’s involvement in discovery proceedings or testimony), in connection with or as a result of either Cowen’s engagement or any matter referred to in the Letter Agreement whether or not Cowen is a party to such proceeding. The Company and Cowen will promptly notify the other party in writing of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to or arising out of any matter referred to in the Letter Agreement, including an Indemnified Party’s services thereunder; provided that Cowen’s failure to notify will not affect the Indemnified Parties’ right to indemnification except to the extent the Company is materially prejudiced thereby.

The Company agrees that, without an Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any commenced or threatened claim, action, proceeding or investigation in respect of which indemnification could be sought under the indemnification provisions of the Letter Agreement (whether or not Cowen or any other Indemnified Party is an actual or potential party to such claim, action, proceeding or investigation), or participate in or otherwise facilitate any such settlement, compromise, consent or termination by or on behalf of any person or entity, unless such settlement, compromise, consent or termination contains an unconditional release of the Indemnified Parties reasonably satisfactory in form and substance to Cowen from all liability arising out of such action or claim and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

The Company and Cowen agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is for any reason unavailable or insufficient to hold it harmless then, whether or not Cowen is the person entitled to indemnification or reimbursement, the Company and Cowen shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and Cowen on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by Cowen exceed the fees actually received by Cowen under the Letter Agreement. Notwithstanding the immediately preceding sentence, to the extent the exception to indemnification contemplated by the first paragraph of this Schedule I applies with respect to such Indemnified Party, the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Party, on the other hand, in connection with the matters contemplated by the Letter Agreement; provided, however, that in no event shall the amount to be contributed by Cowen exceed the fees actually received by Cowen under the Letter Agreement. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and any Indemnified Party of the contemplated transaction (whether or not such transaction is consummated) shall be deemed to be in the same proportion that the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable (or contemplated to be payable, exchangeable or transferable) in such transaction bears to the fees paid or payable to Cowen under the Letter Agreement.

B.	Limitation of Liability

The Company agrees that Cowen, each Cowen controlling person and each of their respective directors, officers, employees, agents, affiliates and representatives, shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors related to or arising out of the engagement of Cowen pursuant to, or the performance by Cowen of the services contemplated by, the Letter Agreement, unless it is finally judicially determined by a court of competent jurisdiction that such liability resulted primarily from the gross negligence or willful misconduct of Cowen (other than an action or failure to act undertaken at the written request or with the written consent of the Company).